COMPUTER TELEPHONE CORP.
             STATEMENTS REGARDING COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)


                                                       THREE MONTHS ENDED                         NINE MONTHS ENDED
                                              December 31,          December 31,          December 31,          December 30,
                                                  1995                  1994                  1995                  1994
                                              -------------         -------------         -------------         -------------
PRIMARY

Average shares outstanding                           1,191                 2,100                 1,088                 1,267
Net effect of stock options, if dilutive,
   based on the treasury stock method
   using the average market price                    9,482                 7,521                 9,400                 7,509
                                               -----------           -----------           -----------           -----------
                                        Total       10,673                 9,621                10,488                 8,776

Net income                                     $     1,175           $       467           $     2,813           $       936
                                               -----------           -----------           -----------           -----------

Net income per share                           $      0.11           $      0.05           $      0.27           $      0.11
                                               -----------           -----------           -----------           -----------

FULLY DILUTED

Average shares outstanding                           1,187                 2,430                 1,130                 1,430
Net effect of stock options, if dilutive
   based on the treasury stock method
   using the period-end market price                 9,482                 7,521                 9,400                 7,509
                                               -----------           -----------           -----------           -----------
                                        Total       10,669                 9,951                10,530                 8,939

Net income                                     $     1,175           $       467           $     2,813           $       936
                                               -----------           -----------           -----------           -----------

Net income per share                           $      0.11           $      0.05           $      0.27           $      0.10
                                               -----------           -----------           -----------           -----------

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned thereunto duly authorized.


                                                  COMPUTER TELEPHONE CORP.


DATE:  February  7, 1996                             /S/ Robert J. Fabbricatore
       -----------------                             --------------------------
                                                       Robert J. Fabbricatore
                                                       Chairman and Chief
                                                       Executive Officer


DATE:  February  7, 1996                             /S/ John D. Pittenger
       -----------------                             ---------------------------
                                                       John D. Pittenger
                                                       Treasurer